EXHIBIT 99

            ETC INKS $16.5 MILLION FINANCIAL PACKAGE

SOUTHAMPTON, PA.; April 7, 1997 - ENVIRONMENTAL TECTONICS CORPORATION (AMEX:ETC) announced today that it has concluded a major recapitalization arrangement with the First Union National Bank of Philadelphia and Tandem Capital Corporation, a subsidiary of Sirrom Capital Corporation (NASDAQ:SROM), of Nashville, TN. The transaction includes a revolving senior line of credit of $10 million provided by First Union, and $4.0 millon of 12% subordinated debentures with warrants and $2.5 million of convertible preferred stock provided by Tandem. On a fully diluted basis, the warrants are exercisable for 5% of the common stock of the Company. The convertible preferred stock carries a conversion price of between $6 and $7.50 per share of common stock, depending on certain specified events. Both the warrant and the preferred stock contain customary antidilution provisions. This new capital has enabled ETC to refinance its existing debt at more attractive interest rates and terms, and will provide funding for the Company's aggressive growth plans. The entire transaction was arranged by Berwind Financial Group of Philadelphia, PA, who acted as ETC's exclusive agent and financial advisor throughout the extensive process.

According to William F. Mitchell, ETC's President and CEO, "This is a landmark event for ETC, coming at a significant stage of our growth, and it could not have happened at a better time. First, it will enable us to immediately expand our marketing efforts, both in the U.S. and abroad, which will certainly increase our business opportunities. Second, it will accelerate the growth of our already strong technological base by making adequate funding readily available. Third, it provides the solid financial base needed to support increased sales. Also, we can now continue with planned enhancements to our operations. We have seen consistent improvement over the last seven quarters, and our backlog remains strong. This new capital is the jump-start we've needed to move on to a new plateau."

ETC designs, manufactures, and installs aircrew training systems, sterilizer equipment, hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers. ETC is listed on the AMEX under the stock symbol "ETC."

Contact:  Mike Mulshine                 ETC - Internet Home Page:
          VOICE:  908-528-8585          http://www.ETCusa.com
          FAX:  908-223-9803
          E-MAIL:  MMulshine@aol.com